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                              TERRA INDUSTRIES INC.

                           INCENTIVE AWARD PROGRAM FOR
                            OFFICERS & KEY EMPLOYEES

                                      2002
                                      ----

I.   Purpose of the Plan
     -------------------

     The purpose of this Incentive Award Program is to motivate and reward officers and key employees of the Company toward achievement of goals and improved results.

II.  Eligibility in the Plan
     -----------------------

     Participation in this Incentive Award Program is limited to officers and key employees of Terra Industries Inc. and subsidiaries whose efforts are expected to contribute significantly to the success and accomplishment of the Company's goals.

III. Special Provisions and Considerations
     -------------------------------------

     Terra's incentive plan year coincides with the Company's fiscal year. The Chief Executive Officer will establish corporate financial goals, which are approved by the Board of Directors, which will be used to establish the 2002 incentive pool. Each officer and key employee participating in this plan will be assigned a target incentive expressed as a percentage of year-end base salary.

     The Chief Executive Officer and his direct reports are responsible for approving each plan participant's individual goals as soon as practicable in 2002 (See Section IV below). The importance of each goal is reflected in the weight assigned to it; each participant's goals will sum to one hundred percent (100%). These individual goals will be used in determining the participant's final incentive payment. Each plan participant must periodically report on his/her goal achievement to the Chief Executive Officer.

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IV.  Funding the Officers and Key Employees Incentive Award Program
     --------------------------------------------------------------

     The 2002 Plan divides the incentive awards between a portion based upon Company financial performance and a portion based upon individual performance on personal goals (up to 34% of each participant's target bonus). However, awards for achieving individual performance goals may not be paid if the Personnel Committee of the Board of Directors and the Chief Executive Officer determine that the Company's financial performance does not justify such awards.

     The funding for the Company's financial performance portion of the incentive award pool is based on Terra Industries Inc.'s actual 2002 results. Budgeted 2002 results, which is based on forecasts of nitrogen products and methanol selling prices and natural gas costs, does not justify an award. Consequently, the Company`s financial performance portion of the pool starts to fund at fifty percent (50%) when the Company's actual 2002 income from continuing operations ("income") is $20 million and increases by one percent (1%) for each additional $0.5 million of net income. Any funding for actual 2002 income which is more than $95 million is at the discretion of the Personnel Committee of the Board of Directors and the Chief Executive Officer.

     Each participant will develop up to five goals that will be used as the measurement in determining payments under the personal goals section. These goals should be reviewed and approved by the Chief Executive Officer and, where applicable, his direct reports. Accordingly, a participant could earn the portion of his or her bonus based on achieving personal goals even if there is no funding of the Company performance portion of the pool. However, funding of the individual performance awards pool is at the discretion of the Personnel Committee of the Board of Directors and the Chief Executive Officer.

V.   Basis of the Incentive Award
     ----------------------------

     The starting point in determining each participant's incentive award is the evaluation of the individual goals. The participant's individual raw award is calculated by taking each participant's year-end salary times his/her targeted incentive percentage and then times his/her individual goal achievement.

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     The sum of all participants' adjusted raw awards creates an adjusted raw pool. This adjusted raw pool is compared with the sum of the plan participant's year-end salary, times their targeted percentage award (or a portion of his/her index used to calculate this pool) which is then adjusted by the Company's financial performance to form the incentive pool. This adjusted raw pool is adjusted up or down to match the incentive pool. All participant incentives are paid from the incentive pool.

     The Chief Executive Officer has the discretion to adjust any individual's participation up or down to reflect unusual or unplanned events or to reflect the degree of difficulty of the goals. He may adjust amounts between plan participants and may add amounts from any discretionary part of the pool. The Chief Executive Officer may also choose to award less than the full amount of the pool or add as much as 20% to the pool.

VI.  Review, Revision and Modification of the Goals
     ----------------------------------------------

     Under normal business conditions, the Company goals or individual objectives will not be altered or revised once established for the year. Unexpected and unforeseen developments during the course of the year may prompt re-examination of an officer's or key employee's established goals. It is the responsibility of each officer and key employee to note the conditions of change which would prompt such a review and take timely action. Such action would include review with the Chief Executive Officer for the need for revision of an established goal as soon as possible after the detected change. All changes are subject to final approval of the Chief Executive Officer.

VII. Payment of Award
     ----------------

     The incentive award will be paid to each officer and key employee by check as soon as possible after the close of the fiscal year and after approval of the Chief Executive Officer's recommendations by the Personnel Committee of the Board of Directors.

     To be eligible for full payment, the officer or key employee must have been in the employ of Terra Industries Inc. or one of its subsidiaries as of January 1 of the incentive plan year and must be actively employed by the Company on the date the incentive award is paid.

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VIII. Special Provisions
      ------------------

     A newly elected officer or key employee will participate in this incentive program in proportion to the number of full months worked as an officer or key employee during the incentive program year.

     A participant who retires, becomes permanently disabled or dies shall cease to participate in this program as of the end of the month coincident with retirement, disability or death. The proportionate incentive award will be paid as soon as possible after the close of the fiscal year. While it is the intent of the Company to make awards under this plan and to continue the plan from year to year, it reserves the right to amend or terminate the plan entirely at its discretion.

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